UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): August 8, 2002

SEABULK INTERNATIONAL, INC.
(Exact name of registrant as specified in its charter)

Delaware	0-28732	65-0966399
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2200 Eller Drive, P.O. Box 13038, Ft. Lauderdale, Florida 33316
(Address of principal executive offices) (Zip code)

Registrant’s telephone number, including area code (954) 523-2200

Item 5. Other Events and Regulation FD Disclosure

     On August 8, 2002, Seabulk International, Inc. (the “Company”) reported a net loss of $4.4 million or $0.41 per diluted share for the quarter ended June 30, 2002. In the year-earlier period, the Company had net income of $2.7 million or $0.25 per diluted share. Revenues of $81.6 million in the current quarter were down 11% from $91.4 million a year ago, due primarily to reduced demand and lower day rates for the Company’s offshore vessels in the important Gulf of Mexico market. Operating income of $8.5 million was down from $18.9 million earned in the second quarter of 2001.

     The Company also announced that it would revise both its first quarter 2002 and its December 2001 financial results to reflect the retroactive accrual of insurance expenses related to supplemental marine insurance calls assessed in December 2001 and the effect on 2002 insurance premiums. The $4.1 million in calls, which the Company disputes and had previously disclosed in the Company’s Annual Report on Form 10-K for 2001 and Quarterly Report on Form 10-Q for the first quarter of 2002, are intended to cover investment losses and reserve shortfalls sustained by the Company’s marine insurance underwriter, the Steamship Mutual Club. The insurance amounts are scheduled for payment in installments through 2003. The revisions will add approximately $4.1 million to the Company’s reported loss for both the three months and twelve months ended December 31, 2001 and approximately $200,000 for the three months ended March 31, 2002. As a result of the revision, the Company’s restated net loss for the year ended December 31, 2001 is $12.0 million or $1.16 per share (basic and diluted) versus a net loss of $29.0 million or $2.89 per share (basic and diluted) in the comparable 2000 period and the Company’s restated net loss for the quarter ended March 31, 2002 is $2.3 million or $0.22 per share (basic and diluted) versus a net loss of $7.2 million or $0.71 per share (basic and diluted) in the comparable 2001 period.

     The Company recently released the following statement from President and Chief Executive Officer of the Company, Gerhard E. Kurz, regarding the revision:

     “We did not previously book these calls because we have serious disagreements over the basis for these additional assessments,” commented Mr. Kurz. “However, as we explored this issue further with our insurance club in the past two months, we determined that the prudent thing to do was to record the charges in the period in which we were first notified of the amounts. We have advised our banks and our proposed new equity investors of this matter and have their full support. We anticipate concluding our previously announced proposed recapitalization and refinancing of the Company in September.”

     The Company intends to file amendments to its Annual Report on Form 10-K for 2001 and Quarterly Report on Form 10-Q for the first quarter of 2002 to include restated financial results and revised related disclosures.

Item 9. Regulation FD Disclosure

     The Company recently released the following statement from President and Chief Executive Officer of the Company, Gerhard E. Kurz, about the Company’s second quarter 2002 results:

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     “Strong results from our domestic tanker business and from international offshore operations, particularly in West Africa, were not enough to offset the weak Gulf of Mexico market, which peaked in the second quarter of 2001 and hopefully touched bottom in the quarter just ended. The bright spot in the quarter was our tanker business, where operating income rose 12% over the year-earlier period and 39% for the first six months of the year — a trend we expect to continue for the remainder of 2002. Our focus on core assets led to the sale of the Port Arthur and Sun State shipyards and ten surplus offshore support vessels, including five small crewboats in the Far East. Proceeds from these transactions were used mainly to pay down debt. Our strategy going forward is to complete the transactions announced on June 13, including the $100 million private placement of 12.5 million newly issued shares of common stock at $8.00 per share and a new bank credit facility of $180 million, which we believe will give us the financial flexibility to strengthen the fleet and generate future growth in earnings.”

     This report includes “forward-looking” information. Forward-looking information includes any statements regarding our expected results of operations, business strategy, competitive position, growth opportunities, and management plans and objectives. Like any other business, we are subject to risks and other uncertainties that could cause our actual results to differ materially from any projections or that could cause other forward-looking information to prove incorrect. In addition to general economic and business risks, some of the specific risks to which our business is subject are (1) declines in oil or gas prices, which can lead to decreased offshore exploration and development activity and thus reduced demand for offshore support vessels, (2) increased construction of new offshore support vessels, which can cause oversupply in the market, (3) international political instability, which can lead to reductions in offshore activity, particularly in less developed regions, (4) fluctuations in weather, which can lead to declines in energy consumption and resulting declines in oil or gas prices, (5) changes in laws and regulations affecting the marine transportation industry, including any possible weakening of the Jones Act, which could result in increased competition from non-U.S. companies in our domestic offshore energy support, marine transportation and towing businesses, and (6) changes in environmental laws and regulations, including any possible weakening of the Oil Pollution Act of 1990, which could result in increased competition for the domestic transportation services provided by our modern double-hull fleet. Additional information regarding these and other factors affecting our business appears in our Reports on Form 10-K and Form 10-Q that we have filed with the Securities and Exchange Commission.

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SEABULK INTERNATIONAL, INC.

By: /s/ ALAN R. TWAITS

ALAN R. TWAITS Senior Vice President, General Counsel and Secretary

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